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                                  EXHIBIT 99.2


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RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants


                                                    April 1, 2003



Mr. Robert J. Larison, Jr.
President and Chief Executive Officer
Atlantic Coast Federal
505 Haines Avenue
Waycross, Georgia  31501

Dear Mr. Larison:

        This letter sets forth the agreement between Atlantic Coast Federal, Waycross, Georgia (the "Association"), and RP Financial, LC. ("RP Financial"), whereby the Association has engaged RP Financial to prepare the regulatory business plan and financial projections to be adopted by the Association's Board of Directors in conjunction with the concurrent reorganization and minority stock offering. These services are described in greater detail below.


DESCRIPTION OF PROPOSED SERVICES
--------------------------------

        RP Financial's business planning services will include the following areas: (1) evaluating the Association's current financial and operating condition, business strategies and anticipated strategies in the future; (2) analyzing and quantifying the impact of business strategies, incorporating the use of net offering proceeds both in the short and long term; (3) preparing detailed financial projections on a quarterly basis for a period of at least three fiscal years to reflect the impact of Board approved business strategies and use of proceeds; (4) preparing the written business plan document which conforms with applicable regulatory guidelines including a description of the use of proceeds and how the convenience and needs of the community will be addressed; and (5) preparing the detailed schedules of the capitalization of the Association and mutual holding company and related cash flows.

        Contents of the business plan will include: Executive Summary; Description of Business; Marketing Plan; Management Plan; Records, Systems and Controls; Financial Management Plan; Monitoring and Revising the Plan; and Alternative Business Strategy.

        RP Financial agrees to prepare the business plan and accompanying financial projections in writing such that the business plan can be filed with the appropriate regulatory agencies prior to filing the appropriate applications.


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WASHINGTON HEADQUARTERS
Rosslyn Center                                         Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210                      Fax No.: (703) 528-1788
Arlington, VA 22209                                Toll-Free No.: (866) 723-0594
www.rpfinancial.com                         E-Mail: wpommerening@rpfinancial.com

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MR. ROBERT J. LARISON, JR.
APRIL 1, 2003
PAGE 2


FEE STRUCTURE AND PAYMENT SCHEDULE
----------------------------------

        The Association agrees to compensate RP Financial for preparation of the business plan on a fixed fee basis of $15,000. Payment of the professional fees shall be made upon delivery of the completed business plan.

        The Association also agrees to reimburse RP Financial for those direct out-of-pocket expenses necessary and incidental to providing the business planning services. Reimbursable expenses will likely include shipping, telephone/facsimile printing, computer and data services, and shall be paid to RP Financial as incurred and billed. RP Financial will agree to limit reimbursable expenses in conjunction with the appraisal engagement, subject to written authorization from the Association to exceed such level.

        In the event the Association shall, for any reason, discontinue this planning engagement prior to delivery of the completed business plan and payment of the progress payment fee, the Association agrees to compensate RP Financial according to RP Financial's standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the fixed fee described above, plus reimbursable expenses incurred.

        If during the course of the planning engagement, unforeseen events occur so as to materially change the nature or the work content of the business planning services described in this contract, the terms of said contract shall be subject to renegotiation by the Association and RP Financial. Such unforeseen events may include changes in regulatory requirements as it specifically relates to the Association or potential transactions that will dramatically impact the Association such as a pending acquisition or branch transaction.

                              * * * * * * * * * * *

        Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter.

                                                   Very truly yours,

                                                   /s/ William E. Pommerening

                                                   William E. Pommerening
                                                   Chief Executive Officer and
                                                     Managing Director


Agreed To and Accepted By: Robert J. Larison, Jr.  /s/ Robert J. Larison
                                                  ------------------------------
                           President and Chief Executive Officer

Upon Authorization by the Board of Directors For: Atlantic Coast Federal
                                                  Waycross, Georgia


Date Executed:          4/14/03
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